Exhibit 99.1

Tuesday April 16, 4:39 pm Eastern Time

Press Release
SOURCE: Blue Martini Software, Inc.

Blue Martini Software Acquires Cybrant Corporation

Blue Martini Extends Its Solutions with Configuration, Complex Pricing and Guided Selling

SAN MATEO, Calif., April 16 /PRNewswire-FirstCall/—Blue Martini Software, Inc. (Nasdaq: BLUE-news) today announced the acquisition of Cybrant Corporation, a provider of configuration, pricing, quoting, guided selling and solution design applications. Through this acquisition, Blue Martini Software fortifies its recently released manufacturing and retail industry solutions by adding Cybrant’s interactive selling suite to its existing multi-channel customer relationship management (CRM) offerings.

Cybrant’s applications drive substantial cost savings and streamline operations for organizations who sell, price and quote complex products, or who need to help customers and partners match their requirements to the best available products, services and solutions. Cybrant customers have documented savings of up to 90 percent in time and cost, and reduced configuration errors from as high as 80 percent down to zero. The acquisition adds leading companies such as Hewlett-Packard, Legato, Trimble Navigation and Xerox to the Blue Martini customer roster.

“Blue Martini Software’s vertical strategy is greatly enhanced by Cybrant, enabling us to expand our footprint and better serve the high-tech, electronic, medical instrument, automobile and industrial manufacturing markets,” said Monte Zweben, chairman and CEO of Blue Martini Software. “Companies using Cybrant’s solution no longer require masses of people to maintain their product configurations, and can virtually eliminate the significant costs associated with incorrectly configured orders reaching the shop floor. The combination of Cybrant with Blue Martini e-commerce and self-service applications enables customers and business partners to serve themselves—dramatically reducing the costs of service and improving customer satisfaction.”

“The combination of Blue Martini’s multi-channel CRM suite and Cybrant’s configuration, pricing, quoting, guided selling and solution design capabilities, gives us one of the deepest customer-facing CRM solutions in the manufacturing and retail markets,” said Dave Buchanan, co-founder and chairman of Cybrant Corporation. “By joining forces with Blue Martini Software, we will be able to bring our best-of-breed solutions into the global markets much more quickly, and together build the next world-class enterprise software company.”

Blue Martini Software plans to incorporate Cybrant’s interactive selling applications into Blue Martini Manufacturing, a solution for effective marketing, selling and service through direct and indirect channels, as well as into Blue Martini Retail, the first comprehensive multi-channel CRM solution for retailers. Together with Cybrant’s solutions, Blue Martini Retail will now enable retailers to deploy selling assistants to help guide customers to the right products both online and in stores.

Both Cybrant and Blue Martini applications are built entirely in Java 2 Enterprise Edition (J2EE), and support both the IBM Websphere and BEA Weblogic application servers. The Cybrant interactive selling applications will continue to be available standalone, and integration between both sets of applications is available today. A combined solution is expected to be available by summer 2002.

Founded in March 1999, Mountain View, Calif.-based Cybrant Corporation is a privately held company with approximately 50 employees. Under the terms of the agreement, Blue Martini Software issued approximately 4.5 million shares of its common stock to purchase all of Cybrant Corporation’s stock and assets.

About Cybrant Corporation

Cybrant provides a new class of business applications that simplify the sale of complex products, services and solutions across all sales channels. The Cybrant suite of Complex Selling Automation (CSA) applications and breakthrough technology platform seamlessly integrates with leading front and back office systems allowing customers to maximize the value of their application investments. The Cybrant CSA offering automates all areas of complex selling including solution design, selection, comparison, configuration, pricing and quoting. Cybrant delivers immediate and powerful ROI to customers with unparalleled expertise and service. For more information about Cybrant, visit www.cybrant.com or call 650-864-1100.

About Blue Martini Software

Blue Martini Software provides enterprise applications for marketing and selling profitably across all channels, including websites, wireless devices, email and physical stores. Blue Martini applications lower costs and increase revenue by automating business-to-business and consumer processes such as content and catalog management, marketing, sales, channel enablement and customer service. Blue Martini Software serves global leaders in retail, manufacturing and consumer goods. Blue Martini Software can be reached at 650-356-4000 or www.bluemartini.com.

Blue Martini Software’s acquisition of Cybrant Corporation will be discussed Tuesday, April 16, 2002 at 5:00 p.m. ET/2:00 p.m. PT and available by calling 703-871-3599 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay also will be available at the website for a limited time.

NOTE: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names may be the trademarks of their respective owners.

This news release regarding Blue Martini Software acquisition of Cybrant Corporation includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: delays in the development or release of new applications or application enhancements by Blue Martini Software; delay or failure in integrating the two businesses or their product lines; customization, deployment and/or operational delays or errors associated with Blue Martini Software’s existing or newly acquired applications or those of third parties; and increased headcount and other expenses, liabilities, and obligations acquired by Blue Martini as a result of the acquisition Further details on these risks are set forth in Blue Martini Software’s filings with the Securities and Exchange Commission (“SEC”), including its filing on Form 10-K for the year ended December 31, 2001. These filings are available on a website maintained by the SEC at http://www.sec.gov. These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “will,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “should,” “designed to” and other similar words and expressions. Blue Martini Software does not undertake an obligation to update forward-looking statements.

SOURCE: Blue Martini Software, Inc.

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